EXHIBIT 99.2

VANGUARD HEALTH SYSTEMS, INC.
Supplementary Financial Information

Adjusted EBITDA Margin
Presentation of Most Directly Comparable GAAP Financial Measure (Net Income/Loss Attributable to Vanguard
Health Systems, Inc. Stockholders Margin) and Reconciliation of Adjusted EBITDA Margin to Net Income/Loss Attributable to Vanguard Health Systems, Inc. Stockholders Margin

($ presented in millions, unaudited)	Quarter ended		Year ended
	June 30,		June 30,
	2011	2012	2011	2012
Adjusted EBITDA	$128.5	$140.8	$421.2	$575.7
Total revenues	1,401.7	1,454.8	4,581.7	5,949.0
Adjusted EBITDA Margin	9.2%	9.7%	9.2%	9.7%

Adjusted EBITDA	$128.5	$140.8	$421.2	$575.7
Interest, net	(53.3)	(50.4)	(171.2)	(182.8)
Income tax benefit (expense)	3.1	(1.8)	(8.6)	(22.2)
Depreciation and amortization	(62.2)	(67.0)	(193.8)	(258.3)
Non-controlling interests	(1.0)	0.9	(3.6)	1.4
Gain (loss) on disposal of assets	1.1	(1.2)	0.2	(0.6)
Equity method income (loss)	0.3	(0.3)	0.9	1.5
Stock compensation	(1.2)	(2.7)	(4.8)	(9.2)
Monitoring fees and expenses	(27.6)	—	(31.3)	—
Realized gains on investments	1.4	—	1.3	—
Acquisition related expenses	(0.6)	(0.2)	(12.5)	(14.0)
Debt extinguishment costs	—	—	—	(38.9)
Impairment and restructuring charges	—	—	(6.0)	0.1
Pension credits	1.0	1.2	2.1	5.1
Discontinued operations, net of taxes	(0.5)	—	(5.9)	(0.5)
Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$(11.0)	$19.3	$(12.0)	$57.3
Total revenues	$1,401.7	$1,454.8	$4,581.7	$5,949.0
Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders margin	(0.8)%	1.3%	(0.3)%	1.0%